Exhibit 99.1

           ALIGN TECHNOLOGY CIO RESIGNS TO JOIN MERCURY INTERACTIVE

    SANTA CLARA, Calif., Sept. 13 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, today announced that Cecilia Claudio has resigned as the Company's Chief Information Officer, effective September 30, 2005. Ms. Claudio will join Mercury Interactive Corporation as CIO.

    Ms. Claudio joined Align last year to streamline and restructure Align's information technology and engineering operations. During her tenure, she was responsible for implementing a disciplined structure and a higher degree of systems, processes and accountability for software development and application, contributing to, among other things, the recent introduction of Invisalign(R) Express.

    "Cecilia's expertise and global enterprise experience helped bring Align closer to our goals of being a world-class company," said Thomas M. Prescott, Align President and Chief Executive Officer. "We appreciate her contributions to the Company, and wish her all the best at Mercury."

    Over the past few weeks, Ms. Claudio has helped restructure the engineering team under the leadership of Rok Sribar, Vice President, Research & Development. Eldon Bullington, Align Chief Financial Officer will assume day-to-day responsibility for the IT department.

    About Align Technology, Inc.
    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

     Investor Relations Contact         Press Contact
     Barbara Domingo                    Shannon Mangum Henderson
     Align Technology, Inc.             Ethos Communication, Inc.
     408-470-1000                       678-417-1767
     investorinfo@aligntech.com         shannon@ethoscommunication.com

SOURCE  Align Technology, Inc.
    -0-                             09/13/2005
    /CONTACT: investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or press, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
    /Web site:  http://www.invisalign.com /